Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2017

Strong growth and Business Transformation on track

SAN DIEGO, CA, May 10, 2017 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter ended April 1, 2017.

First Quarter Highlights

•	Net sales grew 3.4% as reported to $288.4 million and grew 4.7% on a sales per day constant currency basis.

•	Net loss was $40.0 million compared to $38.3 million in the prior year period.

•	Adjusted EBITDA increased 17.0% as reported to $57.2 million, an improvement of 15.4% in constant currency, or greater than 3 times revenue growth.

•	Net cash provided by continuing operating activities grew $25.2 million to $38.6 million.

“We are off to a solid start in 2017 with growth across our global business, earnings growing faster than revenue and improvement in our cash flow during the first quarter,” said Brady Shirley, DJO’s President and Chief Executive Officer. “Our business transformation is underway and we have begun initiatives to improve liquidity, organization effectiveness, procurement optimization, manufacturing, sales and operations planning, and customer and product profitability, and we are beginning to see early positive results of our efforts. There is still a lot of work ahead of us, but I am confident that this transformation positions the company for sustainable long-term financial performance and value creation for all of our stakeholders.”

Sales Results

DJOFL achieved net sales for the first quarter of 2017 of $288.4 million, reflecting as reported growth of 3.4%, compared with net sales of $278.9 million for the first quarter of 2016. Additionally, the first quarter of 2017 included 64 shipping days, while the comparable period in 2016 included 65 shipping days. Sales in the first quarter of 2017 grew 4.7% on a sales per day constant currency basis over sales in the first quarter of 2016.

Net sales for the Surgical Implant segment were $49.6 million for the first quarter of 2017, reflecting as reported growth of 15.2% compared to the first quarter of 2016. Surgical sales grew 17.0% on a sales day per day basis. The continued growth in the Surgical Implant segment was primarily driven by strong organic growth across the Company’s shoulder, hip and knee products.

Net sales for DJO’s International segment were $78.2 million in the first quarter of 2017, reflecting as reported growth of 4.2% over net sales in the first quarter of 2016. International sales grew 4.9% on a sales per day constant currency basis, driven by stronger sales in the Company’s direct markets, primarily Australia, France, and Spain.

Net sales for DJO’s Recovery Sciences segment were $38.5 million in the first quarter of 2017, reflecting as reported growth of 5.3% compared to the first quarter of 2016. Recovery Sciences sales grew 6.9% on a sales per day basis, reflecting continued strong growth in the segment’s consumer products and Chattanooga rehabilitation equipment product line.

Net sales for DJO’s Bracing and Vascular segment were $122.1 million in the first quarter of 2017, a reported decline of 1.7%, compared to the first quarter of 2016. Bracing and Vascular sales declined 0.2% on a sales per day basis, reflecting softness in the Company’s Aircast and Procare, deep vein thrombosis, and Dr. Comfort products, offset by growth in the Company’s OfficeCare channel, direct consumer and DonJoy products.

Earnings Results

For the first quarter of 2017, DJOFL reported a net loss attributable to DJOFL of $40.0 million, compared to a net loss of $38.3 million for the first quarter of 2016. As detailed in the attached financial tables, the results for the current and prior year first quarter periods and the current and prior year twelve-month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the first quarter of 2017 was $57.2 million compared with Adjusted EBITDA of $48.9 million in the first quarter of 2016, representing 17.0% growth over the prior year and 15.4% growth on a constant currency basis. Strong productivity during the period drove growth in Adjusted EBITDA at over three times the rate of revenue growth. Including projected future savings from cost savings programs currently underway of $6.2 million as permitted under our credit agreement and the indentures governing our outstanding notes, Adjusted EBITDA for the twelve months ended April 1, 2017 was $249.9 million.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s secured term loan and revolving credit facilities (“Senior Secured Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. A reconciliation between net loss attributable to DJOFL and Adjusted EBITDA is included in the attached financial tables.

Net cash provided by continuing operating activities for the first quarter of 2017 was $38.6 million compared to $13.4 million for the first quarter of 2016. The improvement in cash flow was primarily attributable to working capital initiatives executed as part of the Company’s overall business transformation.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 4:30 pm, Eastern Time Wednesday, May 10, 2017. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: business strategies relative to our Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 15, 2017. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-tables to follow-

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	April 1, 2017	April 1, 2016
Net sales	$288,389	$278,906
Operating expenses:
Cost of sales (exclusive of amortization, see note 1)	119,569	118,083
Selling, general and administrative	134,162	121,929
Research and development	9,139	9,854
Amortization of intangible assets	18,845	19,578

	281,715	269,444

Operating income	6,674	9,462
Other (expense) income:
Interest expense, net	(42,687)	(42,270)
Other income, net	288	284

	(42,399)	(41,986)

Loss before income taxes	(35,725)	(32,524)
Income tax provision	(4,078)	(5,413)

Net loss from continuing operations	(39,803)	(37,937)
Net income (loss) from discontinued operations	58	(190)

Net loss	(39,745)	(38,127)
Net income attributable to noncontrolling interests	(224)	(193)

Net loss attributable to DJO Finance LLC	$(39,969)	$(38,320)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $6,981 and $7,407 for the three months ended April 1, 2017 and 2016, respectively.

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 1, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$55,000	$35,212
Accounts receivable, net	172,844	178,193
Inventories, net	152,329	151,557
Prepaid expenses and other current assets	20,849	23,650
Current assets of discontinued operations	511	511

Total current assets	401,533	389,123
Property and equipment, net	128,632	128,019
Goodwill	856,589	855,626
Intangible assets, net	653,427	672,134
Other assets	5,249	5,536

Total assets	$2,045,430	$2,050,438

Liabilities and Deficit
Current liabilities:
Accounts payable	$76,981	$63,822
Accrued interest	45,342	16,740
Current portion of debt obligations	10,550	10,550
Other current liabilities	111,015	113,265

Total current liabilities	243,888	204,377
Long-term debt obligations	2,385,619	2,392,238
Deferred tax liabilities, net	204,801	202,740
Other long-term liabilities	14,818	14,932

Total liabilities	$2,849,126	$2,814,287

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,597	844,294
Accumulated deficit	(1,619,611)	(1,579,642)
Accumulated other comprehensive loss	(28,014)	(30,580)

Total membership deficit	(806,028)	(765,928)
Noncontrolling interests	2,332	2,079

Total deficit	(803,696)	(763,849)

Total liabilities and deficit	$2,045,430	$2,050,438

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	April 1, 2017	April 1, 2016
Net sales:
Bracing and Vascular	$122,053	$124,216
Recovery Sciences	38,503	36,575
Surgical Implant	49,592	43,050
International	78,241	75,065

	$288,389	$278,906

Operating income:
Bracing and Vascular	$21,007	$20,534
Recovery Sciences	8,907	6,445
Surgical Implant	8,140	7,229
International	13,610	8,989
Expenses not allocated to segments and eliminations	(44,990)	(33,735)

	$6,674	$9,462

DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended April 1, 2017 and 2016

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,039.2 million term loan facility and a $150.0 million asset-based revolving credit facility, under which $76.0 million was outstanding as of April 1, 2017, and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to DJOFL or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) attributable to DJOFL or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss) attributable to DJOFL. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides a reconciliation between net loss attributable to DJO Finance LLC and Adjusted EBITDA:

			Twelve
			Months
	Three Months Ended		Ended
	April 1, 2017	April 1, 2016	April 1, 2017
Net loss attributable to DJO Finance LLC	$(39,969)	$(38,320)	$(287,952)
(Income) loss from discontinued operations, net	(58)	190	(1,386)
Interest expense, net	42,687	42,270	170,498
Income tax provision	4,078	5,413	(8,188)
Depreciation and amortization	29,774	29,902	117,764
Non-cash charges (a)	571	399	182,571
Non-recurring and integration charges (b)	18,389	7,332	59,732
Other adjustment items (c)	1,769	1,728	10,594

	57,241	48,914	243,633
Permitted pro forma adjustments applicable to the twelve month period only (d)
Future cost savings			6,242

Adjusted EBITDA	$57,241	$48,914	$249,875

(a)	Non-cash charges are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1, 2017	April 1, 2016	April 1, 2017
Stock compensation expense	$454	$205	$3,437
Loss on disposal of fixed assets and assets held for sale, net	117	107	959
Impairment of goodwill (1)	—	—	160,000
Inventory adjustments (2)	—	—	18,013
Purchase accounting adjustments (3)	—	87	162

Total non-cash charges	$571	$399	$182,571

(1)	Impairment of goodwill and intangible assets for the twelve months ended April 1, 2017 consisted of a goodwill impairment charge of $99.0 million and $61.0 million related to the CMF and Vascular reporting units, respectively. The impairment charge for our CMF reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to disruption caused by our exit of the Empi business. The impairment charge for our Vascular reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to a loss of revenue caused by disruption as we transitioned our Dr. Comfort therapeutic footwear manufacturing and distribution to a new ERP system and market pressure in the therapeutic shoe market.

(2)	In the fourth quarter of fiscal 2016, current management implemented a new strategy relating to our procurement, manufacturing and liquidation philosophies in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with customer demand through focused forecasted consumption and sales efforts, therefore limiting the range of SKUs we plan to offer. As a result of these changes, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to the Company’s decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics for which management has decided not to strategically relocate.
(3)	Purchase accounting adjustments consisted of amortization of fair market value inventory adjustments for all periods presented.
(b)	Non-recurring and integration charges are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1, 2017	April 1, 2016	April 1, 2017
Restructuring and reorganization	$15,796	$1,993	$30,641
Acquisition related expenses and integration (1)	302	3,325	7,327
Executive transition	—	—	4,856
Litigation and regulatory costs and settlements, net (2)	2,102	2,014	16,650
IT automation projects	189	—	258

Total non-recurring and integration charges	$18,389	$7,332	$59,732

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(2)	For the twelve months ended April 1, 2017, litigation and regulatory costs consisted of $2.6 million in litigation costs related to ongoing product liability issues and $14.1 million related to other litigation and regulatory costs and settlements.
(c)	Other adjustment items are comprised of the following:

			Twelve
			Months
	Three Months Ended		Ended
	April 1, 2017	April 1, 2016	April 1, 2017
Blackstone monitoring fees	$1,750	$1,750	$7,000
Non-controlling interests	224	193	654
Other (1)	(205)	(215)	2,940

Total other adjustment items	$1,769	$1,728	$10,594

(1)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.
(d)	Permitted pro forma adjustments include future cost savings related to the exit of our Empi business and the restructuring of our Recovery Sciences Segment.

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